EXHIBIT 10.4

            ORIGINAL EQUIPMENT MANUFACTURER AND DISTRIBUTOR AGREEMENT

This document and attached exhibits establish an Agreement between Zymed, Inc. (referred to herein as "Zymed") and Quinton Instrument Company (referred to herein as Quinton).

Zymed desires to appoint Quinton as an authorized, exclusive Distributor of certain medical Products, accessories and related goods ("Products") to be supplied by Zymed, and Quinton desires to accept such appointment.

Quinton agrees to purchase and Zymed agrees to sell such Products upon the following terms and conditions:

1.   DEFINITIONS

     a)   "Commencement Date" is July 1, 1998.

     b)   "Anniversary Date" is 12 months following the Commencement Date.

     c) "Ordering Period" is the initial 1 month period following the Commencement Date and any 12 month ordering period thereafter.

     d) "Forecasted Purchases" are the mutually agreed quantity of Products which Quinton plans to order during each ordering period (12 months).

     e) "Exhibits" are documents attached to, incorporated by reference in, or added to this Agreement at a later date, by mutual agreement, which describes Products or Quinton Locations.

     f)   "Territories" are defined as follows:

          1) "Quinton Territory" shall mean the United States, its possessions and Canada

          2) "Zymed Territory" shall mean the countries of the Asia Pacific as set forth on Appendix A attached hereto

          3) "Rest of World" or "ROW" shall mean all countries of the world other than those countries in the Quinton Territory or the Zymed Territory.

2.   APPOINTMENT

a. Zymed hereby appoints Quinton as its exclusive distributor for the promotion, sale and support in the Quinton Territory of the products listed on the attached Exhibits (the "Products"), such Exhibits hereinafter referred to as Product Exhibits, upon the terms and conditions set forth in this Agreement and the Product Exhibits. Quinton accepts such appointment upon such terms and under such conditions. Zymed retains the exclusive right to promote, sell and support the Products in the Zymed Territory. The parties agree and acknowledge that both parties can promote, sell or support the Products in the ROW until such time as, by mutual agreement of the parties and on a country-by-country basis, the countries of the ROW are added to the Quinton Territory or the Zymed Territory, as applicable.

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b.   Zymed agrees to provide existing sales literature for the Products listed in exhibit A. Quinton will be responsible for the creation of new sales literature for the Products it is promoting in the Quinton Territory. Zymed will contribute 30% of the cost of printing sales literature, mutually agreed upon, for Products listed in Exhibit A.

c. Quinton agrees to maintain trained sales staff capable of demonstrating the Products. Zymed will offer, at Zymed's sole expense, and as part of Zymed's Distributor program, Product training and arrhythmia recognition classes. Quinton agrees to participate in Product training classes that are mutually defined and agreed upon by both parties.

d. Zymed and Quinton agree to exert commercially reasonable efforts to promote, stock, merchandise, sell and support the Products to ultimate users of the Products. Quinton understands and agrees that Quinton's commitment to pre-sale and post-sale support for the Products is essential to Quinton's responsibility under this Agreement. Quinton agrees that the Purchasing Schedule set forth in the attached Product Exhibits is a reasonable approximate forecast of the performance to be expected from Quinton and that Zymed considers such standards in determining whether to renew this Agreement or exercise its rights under section 18 herein.

e. Both Zymed and Quinton will exchange information on the status of inventory held for Quinton at Zymed's facilities. Quarterly reconciliation of the inventory status will be conducted by both parties. Zymed will provide weekly finished goods reports of all Products held for Quinton.

f. Zymed shall provide Quinton with the same written materials (for example, service bulletins) that Zymed provides its own field service personnel and which is applicable to any of the Products. Additionally, Zymed shall provide to Quinton technical service updates regarding preventive maintenance, circumvention of bugs and notification of common failure modes with respect to all Products.

3.   RELATIONSHIP

a. The relationship of Quinton to Zymed shall apply to only the Products in Exhibit A. This contract supersedes the OEM Agreement dated May 20, 1994 and the Medical Products Distributor Agreement dated January 1, 1998.

b. Any commitments Quinton makes with respect to unusual quantities, delivery times, a special modification, suitability of software, or suitability of Products to a particular hardware interface, in specific applications or otherwise, shall be Quinton's sole responsibility unless prior written authorization is obtained from Zymed.

c. Quinton shall have no power or authority to enlarge or modify the user warranty defined in Section 10 or to make any warranty or commitment on behalf of Zymed. Quinton shall indemnify Zymed from any liability for any such warranty or commitment made by Quinton, unless prior written authorization is obtained from Zymed.

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d.   Neither the making nor the performance of this Agreement shall be construed in any manner to have established a joint venture or partnership.

4.   TERM AND RENEWAL

a. This agreement will commence on the Commencement Date and will remain in effect for 5 years ("Initial Term"), unless terminated as provided herein.

b. Forecasted Purchases will be reviewed and revised, as appropriate, prior to each Anniversary Date. Prices will be reviewed and revised, as appropriate, prior to each Anniversary Date, or more frequently as provided in paragraph
     6. Any other changes for a renewal term must be mutually agreed in writing.

c. This Agreement is renewable for an additional 5 years after the end of the 5th year of the initial term, if mutually agreed by Quinton and Zymed.

d. Forecasted Purchases will be based on sales commencing 07/01/98 and shall be calculated based on the Exhibit(s).

5.   DELIVERY

a.   Deliveries under this Agreement shall be initiated by written orders.

b. Quinton shall comply with all Food and Drug Administration requirements pertaining to the Distributor of Products including reporting, tracking and listing as set forth in 21 CFR 800 and following.

c. Zymed will commit to exerting its best effort towards product availability at the time Quinton's order is received. If Zymed fails to deliver Products for 30 days beyond the agreed delivery date, Quinton may cancel such orders at no charge and/or reduce the fixed purchasing schedule by the order amount.

d. Products shipped under Quinton's shipping instructions, title and risk of loss and damage will pass to Quinton at Zymed's shipping dock.

e. Zymed will ship according to Zymed standard commercial practice, second day delivery, at Quinton's expense, to locations as specified by Quinton. Quinton requested special packaging or shipping instructions must be mutually agreed, and charges will be billed separately to Quinton.

f. Together with or immediately upon shipment of any Products, Zymed shall maintain and, if requested, provide Quinton with a copy of all test certifications and device history records with respect to such Products.

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6.   PRICE AND PAYMENT

a. The prices which Quinton shall pay Zymed for the Products purchased (net Quinton prices) shall be the price appearing on the Product Exhibits.

b. Prices to Quinton will be reviewed every 3 months to maintain a distributor Over All Product Gross Margins of 50% (not including Home Trak). Price changes will apply to future orders only. If agreement on price or forecasted purchases can not be obtained during these review sessions, either party may terminate this agreement with a 180 days written notice. Previously existing pricing will remain in effect for the remainder of the agreement if the termination option is selected.

c. Taxes are not included in prices and will be invoiced, if applicable, as separate items.

d. Payment for all orders will be due 30 days from the date of Zymed's invoice.

7.   MODIFICATION OF PRODUCTS

a. All Zymed Products marketed by Quinton shall be sold only in the form as packaged by Zymed. Quinton shall not alter, modify, or change any Product or its package without Zymed's prior written consent except when necessary for service reasons. Zymed will not alter specifications of Products without prior notification.

b. During the term of this Agreement, the parties may revise the Specifications by mutual written agreement. After the Effective Date, Zymed shall not make any material change to the Specifications without notifying Quinton no less than thirty (30) days prior to the effective date of such change. No such change shall alter Zymed's obligation to manufacture the Products for Quinton under this Agreement. In the event that such change would result in the loss of any sale by Quinton of any Product pursuant to an agreement between Quinton and its customer entered into prior to Quinton's receipt of such notice, Zymed shall honor all of Quinton's orders made relating to such sale. Zymed shall immediately notify (both verbally and in writing) if Zymed determines that any software anomalies in any of the Products can be traced to software provided to Quinton and/or used in any Quinton product.

c. If, during the term of this Agreement Zymed makes any changes to the hardware and/or software configurations of its own products, including but not limited to any (a) algorithm enhancements for beat detection or arrhythmia analysis and classification, or (b) upgrades to the software also contained in any Product, Zymed shall notify Quinton of such changes no less than thirty (30) days in advance of Zymed's institution of such changes. In the event that (1) Quinton determines such changes would enhance the current features of any Product and (2) such changes do not constitute a new feature for which Zymed is separately charging its own customers Zymed shall proceed to update all Products with such changes at no charge to Quinton provided that Quinton shall have the right to qualify for acceptance any hardware substitutions that Zymed deems necessary

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     due to obsolescence or cost reduction, such acceptance not to be unreasonably withheld by Quinton.

8.   ADVERTISING, TRADEMARKS AND COPYRIGHTED MATERIALS

a. Zymed will provide, at Zymed's expense, sales literature, advertising materials, promotional plans, and other information. programs and sales support to assist Quinton in developing its own sales literature, advertising materials, promotional plans, and sales support to support the selling of the Products in the Quinton Territory.

b. Zymed hereby grants Quinton a revocable license to use any Zymed trademark or trade name associated with the Produces solely in the advertisement and promotion of the Products during the term of this Agreement. Except as provided in this paragraph, Quinton shall have no right, title or interest in or to any patent, trademark or trade name belonging to Zymed.

c. Quinton shall advertise, promote, market, and sell the Products either separately or as part of other products under any of its trademarks (including, without limitation, Quinton(R), HolterWorks(TM), and HolterWorks Plus(TM)), copyright, tradename, or logo, whether registered or unregistered. Zymed shall have no right, title, or interest in or to any such trademark, copyright, tradename or logo. So long as Quinton or any Affiliate of Quinton shall have any interest in any such trademark, copyright, tradename, or logo, whether registered or unregistered, whether as proprietor, owner, or licensee in any country of the world, Zymed shall not adopt, use, apply for registration, register or own such trademark, copyright, tradename, or logo, or any such item confusing similar thereto in any country of the world, or take any action which, in Quinton sole opinion, weakens or undermines Quinton's proprietary rights.

d. With Zymed's written consent, one copy of Zymed copyrighted materials (software and printed documentation) may be retained for archive purposes, to replace a defective copy or for program error verification by Quinton.

9.   TELEMARKETING

a. Quinton has the option to subcontract Zymed's Telemarketing Department for the lead generation of Quinton products. The cost of this service is $7,500.00 per telemarketer, per quarter.

10.  WARRANTY

a. The Products will be covered by a written Warranty in favor of the ultimate purchaser and user of such Products (the "User Warrantee") set forth in Exhibit B hereto. Such Products shall be referred to as the "Warranty Products". The User Warranty covering the Warranty Products is the only consumer warranty covering any Product sold herein.

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b.   Zymed will supply a copy of the User Warranty with each Warranty Product sold herein. In addition, Zymed will supply Quinton with point-of-sale copies of the User Warranty for pre-sale disclosure to prospective users.

c. Zymed warrants to Quinton that the Products will conform to and comply with all applicable Federal, State and local laws, regulations and codes.

11.  INDEMNIFICATION AND INSURANCE

a. Zymed shall, at its expense, defend any action or claim instituted against Quinton and indemnify and hold harmless Quinton and its Affiliates together with their respective officers, directors, employees, agents, and insurers for any "Loss" or "Losses": All liability claims, demands, damages, actions, suits, and judgments instituted by third parties against each of the parties hereunder attributable to bodily injury, sickness, disease, death, injury to property, infringement of intellectual property rights or otherwise, including, without limitation, attorney's fees and investigation and other costs ("Loss") arising out of Zymed's obligations under this Agreement, including but not limited to any allegation that a Product is defectively or negligently designed, manufactured or tested. Notwithstanding the foregoing, Zymed's obligations under this Subsection 11a shall not apply to any Loss caused by the independent negligence of Quinton or its employee for which Quinton shall, at its expense, defend any action or claim instituted against Zymed and indemnify and hold harmless Zymed and its Affiliates together with their respective officers, directors, employees, agents, and Insurers for any "loss" or "losses" as previously defined.

b. In addition to Quinton's remedies for breach of the warranties set forth in subsection 10a and 10c hereof, Zymed shall also indemnify, defend, and hold harmless Quinton and its Affiliates, together with their respective officers, directors, employees, agents, and insurers against all Losses arising out of any breach of said warranties, notwithstanding the foregoing, Zymed's obligations under subsection 10a and 10c shall not apply to any Loss caused by the independent negligence of Quinton or its employee for which Quinton shall, at its expense, defend any action or claim instituted against Zymed and indemnify and hold harmless Zymed and its Affiliates together with their respective officers, directors, employees, agents, and Insurers for any "loss" or "losses" as previously defined.

c. Zymed shall maintain, during the term of this Agreement and such additional periods as Quinton may reasonably request (and, in no event, for a period not less than five (5) years after any termination of this Agreement), Comprehensive General Liability Insurance, including full Products Liability coverage, with an insurance carrier reasonably acceptable to Quinton, and coverage limits of not less than $5,000,000.00 per occurrence and at least $5,000,000.00 aggregate coverage for claims of bodily injury and property damage arising out of any Loss. Such policy or policies shall extend coverage with respect to occurrences during a policy period, regardless of the dates on which claims arising from such an occurrence are made, and shall include Quinton as named insured in

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     such policy or policies. Such policy or policies shall also expressly cover any liability Zymed may incur as an indemnitor under this Agreement.

d. Both parties shall provide notice to the other of any Loss, whether actual or threatened, promptly upon receipt of notice thereof.

12.  RECALLS

a. If either party determines that it is necessary to recall or perform a major field correction on any Product, it shall immediately notify the other party.

b. Prior to commencing any recall or major field correction, the parties shall review with one another the manner in which the recall or major field correction is to be carried out and any instructions or suggestions of the applicable regulatory authorities. Zymed and Quinton shall effect the recall or mayor field correction in the manner agreed upon between the parties in as expeditious a manner as possible and in such a way as to cause the least disruption to the sales of any Products and to preserve the goodwill and reputation associated with the Products and with all other Products manufactured and/or distributed by and the names of Zymed, Quinton and their respective Affiliates.

c. Except for recalls or major field corrections caused by the independent negligence of Quinton or its employees, Zymed shall: (i) Reimburse Quinton for all of Quinton's costs, losses and expenses incurred as a result of any recall or major field correction, but in no event shall Zymed be obligated to pay to Quinton more than Zymed received from Quinton as its price for the Product plus all other costs and expenses incurred by Quinton in connection with the recall or major field correction and the sale for the recalled Product and (ii) Defend, indemnify, and hold harmless Quinton and its Affiliates, together with their respective officers, directors, employees, agents, and insurers from and against all Losses arising out of any recall or major field correction.

13.  REPAIR OF QUINTON OWNED DEFECTIVE GOODS

a. Zymed and Quinton agree that the procedure provided herein for return and repair or replacement of defective units shall be Quinton's sole and exclusive remedy for any claim by Quinton relating to any alleged defect or nonconformity in the Products sold herein. This provision shall not otherwise limit the rights and remedies available to Quinton and Zymed set forth in sections 11 or 12 hereof.

b. After Zymed approves the return of the defective unit, Zymed will inform Quinton as to the return location.

c. Zymed shall be entitled to verify the reason for the return set forth in the Service Information Card arid to determine at its discretion whether to replace (rather than repair) the unit. Zymed shall not repair or replace units returned for the following reason:

          i.   Damage from abuse or misuse;

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          ii. Attempted repair by unauthorized service center;
          iii. Repossession;
          iv. Use by Quinton as demonstration units.

14.  WARRANTY AND PRODUCT SAFETY ISSUES

a. In order to comply with regulatory bodies and to verify the warranty start date, Zymed will utilize the shipping information provided by Quinton to Zymed for all Products sold hereunder as well as for warranty Products to be used by Quinton as a display or demonstration system.

b. In the event Quinton learns by any means of an incident involving malfunction of a Warranty Product sold by Quinton, Quinton agrees to notify Zymed of such incident within three (3) working days in case of serious injury or death, and within ten (10) working days otherwise.

c. Quinton shall comply with all Food and Drug Administration requirements for distributors. See 21 CFR 807.

15.  IN-WARRANTY REPAIR

a. Zymed will provide a thirteen (13) month warranty on Products sold to Quinton, with the exception of Digital Recorders which Zymed will provide a 24 month warranty. The warranty period starts when the Products are shipped to Quinton's customer using the shipping date as the starting date.

b. Field repair service and installation shall be performed by Quinton at Quinton's expense for all Products sold by Quinton, provided, however, that the Product meets the specifications set forth in Exhibit E.

c. Products under Warranty are covered by Zymed. Quinton or its customer must pay for transportation, insurance, and handling charges in all cases of shipment of Product to Zymed for Warranty. Repaired Warranty Products will be returned to sender at Zymed's expense.

d. Quinton shall be responsible for the satisfactory handling and resolution of complaints from its customers with Zymed's support.

16.  OUT-OF-WARRANTY REPAIR

a. Except as provided in section 11 Quinton or its customer shall bear all shipping charges for out-of-warranty repairs.

b. Repairs made by Zymed outside of the warranty period shall be billed at 70% of the current Zymed repair charge at the time of repair. Repairs due to design flaws will be done at no charge.

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c.       All repairs will be made by an authorized factory service
         representative or authorized Zymed representative and shall be performed at Quinton's customer's site or, at Zymed's option, at a Zymed facility depending on specific Product warranty.

d. An optional service contract will be available to Quinton or Quinton's customers.

e. Yearly service repair charges will not exceed 3% of the total revenue generated by Quinton from the cumulative sales of the Products during prior years. This figure will be calculated every 12 months and a credit to Quinton will be issued for any excess over the 3% during the prior 12 month period. Not included in the repair charges calculations are: accessories, product configurations changes and billable field support.

17.  SAFE HARBOR REGULATIONS

a. Quinton shall comply with all requirements of the Safe Harbor regulations 42 CFR 1001 and following with respect to any discounts, rebates or credits offered to its customers.

18.  TERMINATION

a. Either party may terminate this Agreement without cause at 5 years upon 120 days prior written notice to the other party.

b. If either party becomes insolvent, is unable to pay its debts when due, files for bankruptcy, is the subject of involuntary bankruptcy, has a receiver appointed, the other party may terminate this Agreement upon providing written notice and may cancel any unfulfilled obligations.

c. If a party materially breaches this Agreement, and within sixty (60) days of notice of breach from the non-breaching party, the breaching party has not initiated good faith efforts to cure such breach to the reasonable satisfaction of the non-breaching party, then the non-breaching party may terminate this Agreement in writing promptly after expiration of such sixty
     (60) day period. In the event of termination under this Section 18(c), either party may set off any amounts owing to such party against any amounts owing to the other party under this or any other agreement between the parties.

d. Quinton shall immediately cease to be an authorized Zymed Distributor upon the effective date of the termination of this Agreement. Quinton shall thereafter refrain from representing itself as an authorized Zymed Distributor and from using any Zymed trademark or trade name except as required to sell any unsold inventory or to honor and service commitments with Quinton customers.

e. All claims of every kind thereto shall cease and there shall be nothing payable by either party except as may be due as a result of prior sales and these shall be paid as they fall due.

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19.  NOTICE

a. Any notices given hereunder shall be given in writing by mail to the addresses of the parties hereinafter set forth in below or to such other address for wither party as it may designate by written notice to the other.

20.  PATENT INDEMNITY

a. Zymed shall, except as otherwise provided below, defend or settle any claim made or any suit or proceeding brought against Quinton so far as it is based on an allegation that any Product furnished herein infringes a patent or other proprietary right of a third party, if notified promptly in writing and given information, reasonable assistance and the sole authority to defend or settle same (at Zymed's expense), and Zymed shall pay all damages and costs, including Attorney's fees, finally awarded or reasonably incurred, in any such suit or proceeding against Quinton. In case said Product is in such suit held to infringe and the use or said Product is enjoined, or in the case of a settlement as referred to above, Zymed shall have to option at its own expense, to procure for Quinton the right to continue using or selling said Product, or replace same with a non-infringing Product; or modify same so it becomes non-infringing; or grant Quinton a credit for the depreciated value of said Product and accept return of same. The foregoing states the entire liability of Zymed for patent infringement by Products furnished herein.

21.  EXPORTING

a. If Quinton exports Products Quinton assumes responsibility for complying with applicable laws and regulations and for obtaining required export and import authorizations.

22. GENERAL CONDITIONS

a. Neither party may assign rights or obligations without prior written consent of the other party. Quinton shall advise Zymed of any changes in control of Quinton or its operating arrangement and such change shall not give rise to a right of termination by Zymed. Zymed shall advise Quinton of any changes in control of Zymed or its operating arrangement and such change shall not give rise to a right of termination by Quinton.

b. Neither party's failure to exercise any of its rights under this Agreement will constitute or be deemed a waiver or forfeiture of those rights.

c. Any disputes arising in connection with this Agreement will be governed by the laws of Washington without regards to any conflicts of law provisions thereof.

d. This Agreement supersedes any previous communication, representations, or agreements between the parties, whether oral or written, regarding transactions hereunder. Zymed and Quinton's additional or different terms and conditions on any order or acceptance

                                      -10-

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     forms will not apply. This Agreement may not be changed except by an amendment signed by an authorized representative of each party.

e. The obligations contained in Sections 10, 11, 12, 13, 14, 15, 16 and 19, will survive termination or expiration of this agreement. 15e will terminate 12 months following termination or expiration of this agreement

23.  APPENDIX AND EXHIBITS

     The attached Appendix and Exhibits are hereby made a part of this
     Agreement:

          Appendix A: Specific locations referred to as "Asia Pacific"

          Exhibit A:  Pricing
          Exhibit B: Warranty
          Exhibit C: Quinton Locations
          Exhibit D: Supplies
          Exhibit E: Product Specifications

Distributor:                                 Seller:

Quinton Instrument Company                   ZYMED, INC.

3303 Monte Villa Parkway                     20 North Aviador Street

Bothell, WA 98021                            Camarillo, CA 93010

/s Mark Tauscher                             /s/ Hosmel Galan
---------------------------------            ---------------------------------
Authorized Representative Signature          Authorized Representative Signature

Name:  Mark Tauscher                         Name:  Hosmel Galan

Title:  Executive V.P. Sales/Marketing       Title:  Executive V.P.

Date:  March 31, 1999                        Date:  3/9/99

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APPENDIX A:  ASIA PACIFIC COUNTRIES - EXCLUDED

AFGHANISTAN
BANGALADESH
BHUTAN
BRUNEI
CHINA, PEOPLES REPUBLIC OF
HONG KONG
INDIA
INDONESIA
JAPAN
KOREA, SOUTH
KOREA, NORTH
MACAU
MALAYSIA
MALDIVES ISLANDS
MYANMAR
NEPAL
PAKISTAN
PHILIPPINES
SINGAPORE
SRI LANKA
TAIWAN - REPUBLIC OF CHINA
THAILAND
UZBEKISTAN
TURKMENISTAN
VIETNAM
AUSTRALIA
COOK ISLANDS
FIJI ISLANDS
NEW ZEALAND
PAPUA NEW GUINEA

                                      -12-

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EXHIBIT A:  PRICING

The Holter Monitoring System Products listed below are priced in accordance with the schedules stated on this Exhibit.

ITEM                                  PRODUCT                         PRICE

*2010 Holter                          Holter Workstation              $14,000ea
HomeTrak                              Event Recorder                  $   750ea
HomeTrak (HW & SW)                    Receiving Station               $ 3,500ea
Zybit (Software License)              Server Software                 $ 3,000ea
Zybit (Software License)              Remote Software                 $ 1,000ea
Zybit (Hardware - Server)             Server Hardware & Software      $ 4,750ea
Zybit (Hardware - Remote)             Remote Hardware & Software      $ 3,400ea
*HolterWorks                          Holter Workstation              $ 9,000ea
*HolterWorks Plus                     Holter Workstation              $12,000ea
Zip Drive Option                                                      $   185ea
Jaz Drive Option                                                      $   550ea
Home Trak Plus                        EASI Event Recorder             $   750ea
HomeTrak Plus Receiving Station       Receiving Station               $ 3,500ea
*20/20                                Cassette Recorder               $   690ea
*20/20D                               Digital Recorder                $ 1,025ea
*Fax/Modem Option                                                     $   200ea
HP TraceMaster Interface                                               TBD
(TBD upon final product release)
*NT Holter                                                             TBD
(TBD upon final product release)


* Within the exclusive territories, Quinton is the only authorized dealer for these products. All other products are non-exclusive.

HOLTER MONITORING SYSTEM PURCHASING SCHEDULE
On July 1, 1998, and subsequently, every "Anniversary Date", the Fixed Purchasing Schedule will be reviewed and adjusted, if appropriate. The Fixed Purchasing Schedule can be increased and/or accelerated by mutual agreement.

FIXED PURCHASING SCHEDULE*:
July 1 1998 -September 30, 1998:            20 Units
October 1, 1998 - December 31, 1998:        18 Units
January 1, 1999 - March 31, 1999:           24 Units
April 1, 1999 - June 30, 1999:              24 Units
ESTIMATED PURCHASING SCHEDULE**:
July 1, 1999 - September 30, 1999:          30 Units
October 1, 1999 - December 31, 1999:        35 Units

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January 1, 2000 - March 31, 2000:           30 Units
April 1, 2000 - June 30, 2000:              30 Units

PAYMENT TERMS:                              Due upon reported on Manufacture Log

* The fixed purchasing schedule can be made of any mix of HolterWorks, HolterWorks Plus, 2010 and NY Holter product. At the end of every quarter (i.e. March 31, June 30) title to products held at Zymed's location and risk of loss or damage to such products will pass to Quinton for any of the fixed purchasing schedule units ordered but not shipped during that quarter.

** July 1, 1999 - June 30, 2000 is based upon the release of the NT Holter product to QIC by June 1, 1999. Fixed Purchasing Schedule will be revised to mutually agreed quantity in the event that NT Holter is not released per specification by June 1, 1999.

                                    WARRANTY

The Zymed Product is warranted against defects in materials and workmanship for a period of 13 months from the date of shipment (except 20/20D Recorders which are warranted for a period of 24 months). The product is warranted to meet its specifications per Exhibit E. During the warranty period, Zymed will, at its option, either repair or replace Products which prove to be defective. Zymed does not warrant that the operation of the Product's software, firmware, or hardware shall be uninterrupted or error free. No other warranty is expressed or implied. Zymed specifically disclaims the implied warranties of merchantability and fitness for a particular purpose other than described herein.

                             LIMITATION OF WARRANTY

The foregoing warranty shall not apply to defects resulting from:

1.    Improper or Inadequate maintenance by buyer.
2.    Buyer-supplied software or interfacing.
3.    Unauthorized modification or misuse.
4.    Operation outside of the environment specification for the product.
5.    Improper site preparation and maintenance.

EXHIBIT C: QUINTON LOCATIONS

[Locations where Quinton business is conducted]

Address:
                           Quinton Instrument Company
--------------------------------------------------------------------------------
                           3330 Monte Villa parkway
--------------------------------------------------------------------------------
                           Bothell, WA 98021
--------------------------------------------------------------------------------
Phone:                     425/402-2000
      --------------------------------------------------------------------------
Fax:                       425/402-2005
    ----------------------------------------------------------------------------

EXHIBIT D:  SUPPLIES

DESCRIPTION                                  PART #           PRICE           EXCHANGE               SUPPLIER
-----------                                  ------           -----           --------               --------
Laser Paper                                100000-001         $4.00              N/A                   N/A
Hookup Kit                                 101147-001         $7.00              N/A                  Zymed
Pouch w/Strap                              102066-005         $20.00             N/A               Terra Craft
Test Box                                   102980-001         $95.00             N/A                  Zymed
14" Monitor                                108010-001        $400.00             N/A                   CTX
Tape Deck Assembly                         108040-001       $2,416.00         $1,208.00               Zymed
Acquisition Board                          108050-001       $1,800.00          $900.00                Zymed
Printer Cable                              131018-001         $25.00             N/A                   N/A
Power Strip                                131021-001         $13.00             N/A                   N/A
1 Meg Module                               151006-217         $90.00             N/A                  Intel
8 Meg Module                               151006-200        $100.00             N/A                  Intel
Patient Cable                              163003-005         $28.00             N/A                 Tronomed
Waist Belt                                 164008-005         $5.60              N/A               Terra Craft
17" Monitor                                164021-018        $850.00             N/A                  Arcus
17" Monitor                                164002-045        $850.00             N/A                   CTX
Disk Controller                            164022-056         $40.00             N/A                 Worldnet
Graphite Video Card                        164022-078        $450.00             N/A              Hercules PG420
Dynamite                                   164022-079        $450.00             N/A                 Dynamite
Fax Board                                  164022-087        $170.00             N/A            Karby TMB-240 CTP
Pentium Zappa 120                          164022-200        $900.00             N/A               Zappa Board
Motherboard (486-33)*                      164022-600        $900.00             N/A              Micronics, DTK
Motherboard (486-66)*                      164022-800        $900.00             N/A              Micronics, DTK
DOS 6.2                                    164023-006         $66.00             N/A                Microsoft
Keyboard                                   164024-004         $50.00             N/A                 Fujitsu
Mouse Pad                                  164024-005         $0.00              N/A               Distributor
Mouse                                      164024-001         $50.00             N/A                Microsoft
Laser Toner Cartridge                      164025-014        $150.00             N/A             Hewlett Packard
Laser IV Plus                              164025-050       $1,400.00            N/A             Hewlett Packard
Hard Disk                                  164027-063        $300.00             N/A                  Maxtor
3.5" Floppy Disk                           164035-012         $80.00             N/A                   Teac
Intel Falsh Card (20 Meg)                  164039-020        $275.00             N/A                  Intel
Chassis (tower, bezel, cover, p.s.)        164051-001        $150.00             N/A                Am Enhance
Power Supply                               164051-050         $85.00             N/A                Am Enhance
Recorder Operators Manual                  172003-010         $17.50             N/A                  Zymed
20/20D Recorder Only                       031371-002          $925              N/A                  Zymed
20/20D Recorder w/Accessories              00365-002        $1,025.00            N/A                  Zymed
20/20 Recorder w/Accessories               000365-001        $690.00             N/A                  Zymed
Recorder Chassis                           164060-001        $325.00             N/A
Holterworks Plus Tower                     031285-005       $9,750.00            N/A                  Zymed
Holterworks Plus Tower                     031285-006       $9,750.00            N/A                  Zymed
Holterworks Plus System                    000364-004       $12,000.00           N/A                  Zymed
(Tower, 17" Monitor, Printer)
2010 Holter Tower (110 volts)              35694-001        $11,750.00           N/A                  Zymed
2010 Holter Tower (220 volts)              35694-002        $11,750.00           N/A                  Zymed
HW Tower                                   031282-005       $7,300.00            N/A                  Zymed
Laser Jet 4000                             35695-001        $1,400.00            N/A             Hewlett Packard
Laser Jet 5                                 18842019        $1,400.00            N/A             Hewlett Packard
Laser Jet 5L                                18842017         $850.00             N/A             Hewlett Packard
Card Reader                                164022-087        $170.00             N/A            Karby TMB-240 CTP

* Does not include memory.
ORDERING SUPPLIES
Supply orders can be placed by calling Zymed at:
(800) 235-5941 - or - by contacting Zymed's e-mail address at: zysales@zmi.com Monday - Friday, 6:30am - 4:30pm
Pacific Standard Time

EXHIBIT E:  PRODUCT SPECIFICATIONS

REFER TO:

2010
DOCUMENT NUMBER                             SRS 172235-000
REVISION:                                   A

HOLTER NT
DOCUMENT NUMBER                             SRS 172285-000
REVISION:                                   --

HOLTER WORKS PLUS:                          SRS 172239-000
REVISION:                                   A